Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267313

Prospectus Supplement No. 7

(to prospectus dated December 5, 2022)

View, Inc.

166,172,262 Shares of Class A common stock

366,666 Warrants to Purchase Class A common stock

20,305,462 Shares of Class A common stock underlying warrants

20,726,666 Shares of Class A common stock underlying options

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated December 5, 2022 (as supplemented to date, the “Prospectus”), related to: (1) the issuance by us of an aggregate of up to 41,032,128 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), issuable upon the exercise of Private Placement Warrants, Public Warrants, Rollover Warrants and Rollover Options (each, as defined in the Prospectus) and (2) the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of up to 166,172,262 shares of Class A common stock and up to 366,666 Private Placement Warrants, with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 7, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock and warrants are traded on the National Association of Securities Dealers Automated Quotations (“Nasdaq”) under the symbols “VIEW” and “VIEWW”, respectively. On March 6, 2023, the closing price of our Class A common stock was $0.57 per share and the closing price of our warrants was $0.05 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 14 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 7, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2023 (March 6, 2023)

View, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39470	84-3235065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 South Milpitas Blvd.

Milpitas, California, 95035

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (408) 263-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	VIEW	The Nasdaq Global Market
Redeemable warrants, exercisable for Class A common stock at an exercise price of $11.50 per share	VIEWW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

As previously disclosed, on February 15, 2023, View, Inc. (the “Company”) filed an application in the Court of Chancery of the State of Delaware pursuant to Section 205 of the Delaware General Corporation Law seeking validation of amendments to its certificate of incorporation increasing the number of authorized shares of common stock of the Company (the “Charter Amendments”) and the shares issued pursuant thereto (the “Section 205 Action”).

On March 6, 2023, the Court of Chancery granted the Company’s application and issued an order (the “Order”) in the Section 205 Action validating (i) the stockholder votes approving the Charter Amendments, (ii) the Charter Amendments, including the filing and effectiveness thereof, and (iii) the Company’s securities, and the issuance thereof, described in the Section 205 Action, whether already issued or to be issued pursuant to authorization under the Charter Amendments.

The foregoing description of the Order does not purport to be complete and is qualified in its entirety by the terms of the Order, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Final Order entered by the Delaware Court of Chancery on March 6, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEW, INC.

Date: March 7, 2023	By:	/s/ Bill Krause
	Name:	Bill Krause
	Title:	Chief Legal Officer

Exhibit 99.1

GRANTED
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

)
IN RE VIEW, INC.	)	C.A. No. 2023-0190-LWW
)

[PROPOSED] ORDER GRANTING VIEW, INC.’S

VERIFIED APPLICATION PURSUANT TO 8 DEL. C. § 205

WHEREAS, this Court having reviewed the Verified Application Pursuant to 8 Del. C. § 205 (the “Application”) filed by View, Inc. (the “Company”), the Court having considered the factors in 8 Del. C. § 205(d), and for good cause having been shown,

IT IS HEREBY ORDERED this ___ day of ___________, 2023, that:

1. The March 5, 2021 stockholder votes approving the Charter Amendments are hereby validated and declared effective.1

2. The Charter Amendments, including the filing and effectiveness thereof, are hereby validated and declared effective.

3. The Company’s securities (and the issuance of the securities) described in the Application, whether already issued or to be issued pursuant to authorization under the Charter Amendments, are hereby validated and declared duly authorized.

1	Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Application.

4. For the avoidance of doubt, this Order validates the above-described corporate acts, notwithstanding any failures of authorization or potential failures of authorization, as described in the Application.

5. The action is hereby closed.

Vice Chancellor Will

925217-WILSR01A - MSW

2

This document constitutes a ruling of the court and should be treated as such.

Court:	DE Court of Chancery Civil Action

Judge:	Lori W. Will

File & Serve Transaction ID:	69265989

Current Date:	Mar 06, 2023

Case Number:	2023-0190-LWW

Case Name:	In re View, Inc.

Court Authorizer:	Lori W. Will

Court Authorizer Comments:

The petition is granted pursuant to Section 205(a) of the Delaware General Corporation Law for the reasons set forth in the court’s March 6, 2023 bench ruling. See transcript; see also Opinion Regarding Section 205 Petition, In re Lordstown Motors Corp., 2023-0083-LWW (Del. Ch. Feb. 21, 2023) (setting forth reasoning for granting similar relief in a Section 205 action).

/s/ Judge Lori W. Will